Exhibit 107

Filing Fee Table

Form S-1

(Form Type)

PRESTO AUTOMATION INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (Primary Offering)(2)	Other	8,625,000	$8.21	(3)	$70,811,250.00	$0.00011020	$7,804.00	(10)
Equity	Common Stock, par value $0.0001 per share (Primary Offering)(4)	Other	7,625,000	$11.50	(5)	$87,687,500.00	$0.00011020	$9,664.00	(10)
Equity	Common Stock (Secondary Offering)(6)	Other	46,949,333	$2.14	(7)	$100,471,572.62	$0.00011020	$11,072.00	(10)
Equity	Common Stock (Secondary Offering)(8)	Other	1,199,991	$3.71	(9)	$4,451,966.61	$0.00011020	$490.60
Equity	Warrants to purchase shares of common stock (Secondary Offering)(4)	Other	7,625,000	$11.50	(5)	$87,687,500.00	$0.00011020	$9,664.00	(10)
	Total Fees Previously Paid							$38,204.00
	Total Fee Offsets							N/A
	Net Fee Due							$490.60

(1)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents the issuance of up to 8,625,000 shares of common stock that may be issued upon the exercise of warrants originally sold as part of the units (the “public warrants”) in the Registrant’s initial public offering (the “IPO”).

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the exercise price per share with respect to the public warrants of $8.21 per share of common Stock.

(4)	Represents the issuance of up to 7,625,000 shares of common stock that may be issued upon the exercise of private placement warrants and financing warrants.
(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the exercise price per share with respect to the private placement warrants and financing warrants of $11.50 per share of common stock.

(6)

Represents the resale of (i) 46,924,333 shares of common stock, which includes (x) 4,312,500 founder shares, (y) 7,143,687 shares of common stock issued to certain institutional and accredited investors in connection with the consummation of the Business Combination and (z) 7,433,040 shares of common stock that may be issued from time to time to upon achievement of certain stock price thresholds.

(7)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the common stock on October 14, 2022, as reported on Nasdaq.

(8)	Represents the resale of 1,199,991 shares of common stock.
(9)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of the common stock on December 8, 2022, as reported on Nasdaq.

(10)	Previously paid.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A